Exhibit 5.1

November 15, 2011

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

c/o Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

Ladies and Gentlemen:

We have acted as counsel to Apollo Commercial Real Estate Finance, Inc. (the “Company”) in connection with the registration statement on Form S-3, as amended, (File No. 333-177556) (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), in respect of the registration for resale from time to time by the selling stockholders named under the section “Selling Stockholders” in the Registration Statement of up to 3,495,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share.

In rendering the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate

Based on the foregoing and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

The opinions set forth in this letter relate only to the Maryland General Corporation Law, and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Clifford Chance US LLP